EXHIBIT 21.1

Subsidiaries of 1347 Property Insurance Holdings, Inc.

Name of Entity            Jurisdiction of Formation        Percent Ownership
Maison Insurance Company    Louisiana                100%
Maison Managers Inc.        Delaware                100%